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Exhibit 5.5

August 10, 2006

Linens 'n Things, Inc.
Bloomington, MN, L.T., Inc.
6 Brighton Road
Clifton, New Jersey 07015

Gardere Wynne Sewell
LLP 1601 Elm Street, Suite 3000
Dallas, Texas 75201

  Re:
  Registration Statement on Form S-4 Relating to $650,000,000 Registered Senior Secured Floating Rate Notes due 2014

Ladies and Gentlemen:

        In connection with the registration of $650,000,000 Registered Senior Secured Floating Rate Notes due 2014 (the "Exchange Notes") by Linens 'n Things, Inc., a Delaware corporation (the "Company"), and each of the co-registrants, the guarantees of the Exchange Notes (the "Guarantees") by each of the entities listed on Schedule A hereto (the "Guarantors"), and specifically that certain guarantee of the Exchange Notes (the "Covered Guarantee") by Bloomington, MN., L.T., Inc., a Minnesota corporation (the "Covered Guarantor"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on July 6, 2006 as amended by Amendment No. 1 dated August    , 2006 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes and Guarantees will be issued pursuant to an Indenture, dated as of February 14, 2006, among the Company, Linens 'n Things Center, Inc., the Guarantors (as defined therein), and The Bank of New York, as trustee (the "Trustee"). The Exchange Notes and the Guarantees will be issued in exchange for the Company's outstanding, unregistered, Senior Secured Floating Rate Notes due 2014 on the terms set forth in the prospectus contained in the Registration Statement. The Indenture, the Exchange Notes and the Guarantees are sometimes referred to herein collectively as the "Operative Documents."

        In our capacity as special counsel to the Covered Guarantor, in connection with such registration, we are familiar with the proceedings taken by the Covered Guarantor in connection with the authorization and issuance of the Indenture pursuant to which the Exchange Notes and the Covered Guarantee will be issued and have reviewed a signed copy of the Indenture bearing the signature of David J. Dick on behalf of the Covered Guarantor.

        In addition, we have examined originals and copies certified or otherwise identified to our satisfaction of the following documents:

  (i)
  the Articles of Incorporation of Bloomington, MN., L.T., Inc., dated as of May 30, 1986;

  (ii)
  the By-Laws of Bloomington, MN., L.T., Inc., as amended by an Amendment to By-Laws, dated as of April 17, 2006 (the "By-Laws");

  (iii)
  the Unanimous Written Consent of the Board of Directors of Bloomington, MN., L.T., Inc., the Covered Guarantor, dated February 14, 2006; and

  (iv)
  the Resolutions of the Board of Directors of Bloomington, MN., L.T., Inc., the Covered Guarantor, dated June 20, 2006.

        The documents described in (i), (ii), (iii), and (iv) above are collectively referred to herein as the "Corporate Documents." With respect to all factual matters, we have relied solely upon, and have assumed the accuracy, completeness, and genuineness of, the representations, warranties, and certificates contained in and made pursuant to, the Operative Documents and the Corporate Documents.

        We have not served as general counsel to any of the parties to the Operative Documents. We have represented the Covered Guarantor only with respect to the rendering of this opinion.

        In rendering the opinions set forth below, we have relied, with your permission, upon the following specific assumptions, the accuracy of which we have not independently verified:

  (i)
  Except for the Operative Documents, there are no other documents or agreements executed by or between any of the parties that would expand or otherwise modify the obligations of the Covered Guarantor under the Covered Guarantee or that would have any effect on the opinion rendered herein;

  (ii)
  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies, and that the duly elected officers as identified and signed the Officer's Certificate are the only parties that executed documents on behalf of the Covered Guarantor; and

  (iii)
  The Articles of Incorporation and the By-Laws of the Covered Guarantor that have been provided to us are the current Articles of Incorporation and By-Laws of the Covered Guarantor, and there have been no amendments to such Articles of Incorporation or By-Laws that would have any effect on the opinion rendered herein.

        We are members of the bar of the State of Minnesota, and this opinion relates only to the laws of the State of Minnesota. We are not opining on the laws of any other jurisdiction or federal law, including federal securities laws, or any state securities law, including Minnesota securities laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including the federal laws of the United States, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

  (1)
  The Indenture has been duly authorized by all necessary corporate action of the Covered Guarantor and has been duly executed and delivered by the Covered Guarantor.

  (2)
  The Covered Guaranty has been duly authorized by all necessary corporate action of the Covered Guarantor.

        To the extent that the obligations of the Company and each Guarantor under the Operative Documents may be dependent upon such matters, we assume for purposes of this opinion that the Trustee, the Company, Linens 'n Things Center, Inc., and each Guarantor other than the Covered Guarantor: (a) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; (c) is duly qualified to engage in the activities contemplated by each such Operative Document; and (d) has duly authorized, executed, and delivered each such Operative Document.

        This opinion is for the benefit of the addressees hereof and we consent to your filing this opinion as an exhibit to the Registration Statement. Except as set forth in the preceding sentence, this letter may not be quoted for any other purpose without our prior written consent.

Very truly yours,
Dorcey & Whitney LLP

RAK

SCHEDULE A

Subsidiary Guarantors

Name	Jurisdiction of Formation
Bloomington, MN., L.T., Inc.	Minnesota
Vendor Finance L.L.C.	Delaware
LNT, Inc.	New Jersey
LNT Services, Inc.	Delaware
LNT Leasing II, L.L.C	Delaware
LNT West, Inc.	Delaware
LNT Virginia L.L.C.	Virginia
LNT Merchandising Company L.L.C.	Delaware
LNT Leasing III, L.L.C.	Delaware
Citadel LNT L.L.C.	Delaware

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SCHEDULE A Subsidiary Guarantors